Exhibit 10.2

Name:	Ashley Buchanan
Number of Shares of Stock Subject to Option:	500,000
Price Per Share:	$__________
Date of Grant:	January 6, 2020

The Michaels Companies, Inc.

2014 Omnibus Long-Term Incentive Plan

Non-statutory Stock Option Agreement

This agreement (this “Agreement”) evidences a stock option granted by The Michaels Companies, Inc. (the “Company”) to the individual named above (the “Optionee”) pursuant to and subject to the terms of The Michaels Companies, Inc. 2014 Omnibus Long-Term Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.            Grant of Stock Option. On the date of grant set forth above (the “Date of Grant”) the Company granted to the Optionee an option (the “Stock Option”) to purchase, on the terms provided herein and in the Plan, up to the number of shares of Stock set forth above (each, a “Share,” and collectively, the “Shares”) at the exercise price per Share set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The Stock Option evidenced by this Agreement is a non-statutory option (that is, an option that is not to be treated as a stock option described in subsection (b) of Section 422 of the Code). The Optionee is an employee of the Company and/or of one or more subsidiaries of the Company with respect to which the Company has a “controlling interest” as described in Treas. Regs. §1.409A-1(b)(5)(iii)(E)(1).

2.            Meaning of Certain Terms. Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan. The following terms have the following meanings:

(a)	“Change of Control” means the occurrence of any of the following: (i) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock either (A) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (ii) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect from time to time), other than the Investors and their respective affiliated funds, excluding, in any case referred to in clause (i) or (ii) an initial public offering or any bona fide primary or secondary public offering following the occurrence of an initial public offering; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

(b)	“Good Reason” has the meaning for such term set forth in the Offer Letter.

(c)	“Investors” means Bain Capital Partners, LLC and The Blackstone Group L.P.

(d)	“Offer Letter” means the offer letter agreement between the Grantee, the Company, and Michaels Stores, Inc., dated as of December 26, 2019, as may be amended for time to time.

(e)	“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

(f)	“Qualifying Retirement” means the Optionee’s voluntary termination of Employment by reason of his or her retirement, except where Cause exists (as determined by the Administrator in its sole discretion), (i) at or above age sixty-five (65) or (ii) at or above age fifty-five (55) with five (5) years of service to the Company, provided that the sum of the Optionee’s age and years of the service to the Company is at least sixty-five (65).

(g)	“Restrictive Covenants” has the meaning for such term set forth in the Offer Letter and shall include, for the avoidance of doubt, the covenants set forth in Section 12 herein.

3.            Vesting; Method of Exercise. Unless earlier terminated, forfeited, relinquished or expired, the Stock Option shall vest as follows, provided in each case that the Optionee has remained in continuous Employment from the Date of Grant through the applicable vesting date:

(a)	Twenty-five percent (25%) of the Stock Option shall vest on each anniversary of the Date of Grant.

(b)	In the event (i) the Stock Option (or any portion thereof) is outstanding as of immediately prior to a Change of Control and the Administrator provides for the assumption or continuation of, or the substitution of a substantially equivalent award for, the Stock Option (or any portion thereof) in accordance with Section 7(a)(i) of the Plan (the “Rollover Award”) and (ii) the Optionee’s Employment is terminated by the Company or Michaels Stores, Inc. (or one of their successors) without Cause or the Optionee resigns for Good Reason, in either case, within the twelve (12) months following the Change of Control, the Rollover Award to the extent still outstanding will vest in full on the date of the Optionee’s termination of Employment.

(c)	Notwithstanding Sections 6(a)(4)(A), (B) or (C) of the Plan, but subject to Section 6(a)(4)(D) of the Plan, in the event the Optionee’s Employment ceases by reason of a Qualifying Retirement, the portion of the Stock Option that is then exercisable will remain exercisable until the earlier of the second anniversary of such Qualifying Retirement and the Final Exercise Date (as defined below).

No portion of the Stock Option may be exercised until it vests. Each election to exercise must comply with such rules as the Administrator prescribes from time to time and must be accompanied by payment in full of the exercise price in the form of (i) cash or a check acceptable to the Administrator, (ii) to the extent permitted by the Administrator, payment by means of a broker-assisted cashless exercise program, (iii) such other form of payment, if any, as may be acceptable to the Administrator, or (iv) any combination of the foregoing. The latest date on which the Stock Option or any portion thereof may be exercised will be the 10th anniversary of the Date of Grant (the “Final Exercise Date”); provided, however, if at such time the Optionee or other person (if any) authorized to exercise the Stock Option is prohibited by applicable law or written Company policy applicable to the Optionee (or such other person, as applicable) and similarly situated persons from engaging in any open-market sales of Stock, the Final Exercise Date will be automatically extended to thirty (30) days following the date the Optionee or such other person, as the case may be, is no longer prohibited from engaging in such open-market sales. Any portion of the Stock Option that remains outstanding and has not been exercised by the Final Exercise Date will thereupon immediately terminate. Upon any earlier termination of Employment, subject to Sections 3(b) and (c) above, the provisions of Section 6(a)(4)(A)-(D) of the Plan shall apply.

4.            Forfeiture; Recovery of Compensation. By accepting the Stock Option the Optionee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, under the Stock Option or to any Stock acquired under the Stock Option or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision) and Section 5 of this Agreement. Nothing in the preceding sentence shall be construed as limiting the general application of Section 9 of this Agreement.

5.            Non-Competition/Non-Solicitation. The Optionee hereby acknowledges that the Company and its Affiliates have invested and continue to invest considerable resources in developing Company Information (as defined below) and trade secrets, and in establishing and maintaining relationships with customers, employees, and vendors. The Optionee hereby further acknowledges that the Award is being furnished to the Optionee as good and valuable consideration, among other consideration, in exchange for the below covenants, which are necessary to protect the Company Information, trade secrets, and goodwill of the Company and its Affiliates:

(a)	Non-Competition. The Optionee covenants and agrees that during the Optionee’s Employment and for a period of twenty-four (24) months (and such period shall be tolled on a day-to-day basis for each day during which the Optionee participates in any activity in violation of the restrictions set forth in this Section 5(a)) following the Optionee’s termination of Employment, whether such termination occurs at the insistence of the Company or its Affiliates or the Optionee (for whatever reason), the Optionee will not, directly or indirectly, alone or in association with others, anywhere in the Territory (as defined below), own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, investor, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through stock or other equity ownership, investment of capital, the lending of money or otherwise) in, any business, venture or activity that directly or indirectly competes, or is in planning, or has undertaken any preparation, to compete, with the Business of the Company or any of its Immediate Affiliates (any Person who engages in any such business venture or activity, a “Competitor”), except that nothing contained in this Section 5(a) shall prevent the Optionee’s wholly passive ownership of two percent (2%) or less of the equity securities of any Competitor that is a publicly-traded company. For purposes of this Section 5(a), the “Business of the Company or any of its Immediate Affiliates” is that of (i) arts and crafts, (ii) framing specialty retailer, (iii) wholesaler providing materials, ideas and education for (x) creative activities, and (y) framing, as well as (iv) any other business that the Company or any of its Immediate Affiliates conducts or is actively planning to conduct at any time during the Optionee’s Employment, or with respect to the Optionee’s obligations following his or her termination of Employment the twelve (12) months immediately preceding the Optionee’s termination of Employment; provided, that the term “Competitor” shall not include any business, venture or activity whose gross receipts derived from the retail or wholesale sale of arts and crafts, or framing products and services (aggregated with the gross receipts derived from the retail and wholesale sale of such products or any related business, venture or activity) are less than ten percent (10%) of the aggregate gross receipts of such businesses, ventures or activities. For purposes of this Section 5(a), the “Territory” is comprised of those states within the United States, those provinces of Canada, and any other geographic area in which the Company or any of its Immediate Affiliates was doing business or actively planning to do business at any time during the Optionee’s Employment, or with respect to the Optionee’s obligations following his or her termination of Employment the twelve (12) months immediately preceding the Optionee’s termination of Employment. For purposes of this Section, “Immediate Affiliates” means those Affiliates which are one of the following: (i) a direct or indirect subsidiary of the Company, (ii) a parent to the Company or (iii) a direct or indirect subsidiary of such a parent.

(b)	Non-Solicitation. The Optionee covenants and agrees that during the Optionee’s Employment and for a period of twenty-four (24) months (and such period shall be tolled on a day-to-day basis for each day during which the Optionee participates in any activity in violation of the restrictions set forth in this Section 5(b)) after the termination of the Optionee’s Employment, whether such termination occurs at the insistence of the Company or the Optionee (for whatever reason), the Optionee shall not, and shall not assist any other Person to, (i) hire or solicit for hire any employee of the Company or any of its Immediate Affiliates or seek to persuade any employee of the Company or any of its Immediate Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with them; provided, however, that after termination of the Optionee’s Employment, these restrictions shall apply only with respect to employees of, and independent contractors providing services to, the Company or one of its Immediate Affiliates who were such on the date that the Optionee’s Employment terminated or at any time during the nine (9) months immediately preceding such termination date; and, provided further, that this Section 5(b) shall not be violated by (x) any general advertising or other general methods of solicitation by another company or search firm not specifically directed at the employees or independent contractors of the Company or any of its Immediate Affiliates or (y) any such hiring, solicitation or encouragement of any employee or independent contractors of the Company or any of its Immediate Affiliates below the level of director, so long as you had no direct or indirect involvement in such activities.

(c)	Goodwill and Company Information. The Optionee acknowledges the importance to the Company and its Affiliates of protecting their legitimate business interests, including without limitation the valuable Company Information and goodwill that they have developed or acquired at considerable expense. The Optionee acknowledges and agrees that in the course of the Optionee’s Employment, the Optionee has acquired: (i) confidential information including without limitation information received by the Company (or any of its Affiliates) from third parties, under confidential conditions, (ii) other technical, product, business, financial or development information from the Company (or any of its Affiliates), the use or disclosure of which reasonably might be construed to be contrary to the interest of the Company (or any of its Affiliates), or (iii) any other proprietary information or data, including but not limited to identities, responsibilities, contact information, performance and/or compensation levels of employees, costs and methods of doing business, systems, processes, computer hardware and software, compilations of information, third-party IT service providers and other Company or its Affiliates’ vendors, records, sales reports, sales procedures, financial information, customer requirements and confidential negotiated terms, pricing techniques, customer lists, price lists, information about past, present, pending and/or planned Company or its Affiliates’ transactions not publically disclosed and other confidential information which the Optionee may have acquired during the Optionee’s Employment (hereafter collectively referred to as “Company Information”) which are owned by the Company or its Affiliates and regularly used in the operation of its business, and as to which precautions are taken to prevent dissemination to persons other than certain directors, officers and employees and if disclosed, would assist in competition against the Company or any of its Affiliates. The Optionee understands and agrees that such Company Information was and will be disclosed to the Optionee in confidence and for use only in performing work for the Company or its Affiliates. The Optionee understands and agrees that the Optionee: (x) will keep such Company Information confidential at all times, (y) will not disclose or communicate Company Information to any third party, and (z) will not make use of Company Information on the Optionee’s own behalf, or on behalf of any third party. In view of the nature of the Optionee’s Employment and the nature of Company Information the Optionee receives during the course of the Optionee’s Employment, the Optionee agrees that any unauthorized disclosure to third parties of Company Information would cause irreparable damage to the confidential or trade secret status of Company Information. The Optionee further acknowledges and agrees that the restrictions on the Optionee’s activities set forth above are necessary to protect the goodwill, Company Information and other legitimate interests of the Company and its Affiliates and that the Optionee’s acceptance of these restrictions is a condition of receipt of the Award, to which the Optionee would not otherwise be entitled, and the Award is good and sufficient consideration to support the Optionee’s agreement to and compliance with these covenants.

(d)	Remedies. In the event of a breach or threatened breach by the Optionee of any of the covenants contained in Section 5(a) or 5(b) or any other Restrictive Covenant covering non-competition, non-solicitation, or non-hire to which the Grantee is bound or a material breach of Section 5(c) or any other Restrictive Covenant to which the Grantee is bound:

(i)              the Optionee hereby consents and agrees that (x) any vested portion of the Stock Option that is unexercised and (y) all shares of Stock issued upon exercise of the Stock Option shall be forfeited effective as of the date of such breach or threatened breach, unless sooner terminated by operation of another term or condition of this Agreement or the Plan;

(ii)             the Optionee hereby consents and agrees that if the Optionee has sold any shares of Stock upon or following the exercise of the Stock Option within twelve (12) months prior to the date of such breach or threatened breach, the Optionee shall pay to the Company the gross proceeds realized by the Optionee in connection with such sale; and

(iii)            the Optionee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(e)	General. The Optionee agrees that the above restrictive covenants are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The Company and the Optionee agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictive covenants. Should a court of competent jurisdiction determine that the scope of any provision of this Section 5 is too broad to be enforced as written, the Company and the Optionee intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

6.            Transfer of Stock Option. The Stock Option may not be transferred except at death in accordance with Section 6(a)(3) of the Plan.

7.            Form S-8 Prospectus. The Optionee acknowledges that he or she has received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued pursuant to the exercise of the Stock Option under the Plan.

8.            Governing Law. Notwithstanding anything to the contrary in the Plan, Section 5 of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, except where preempted by federal law. Both parties hereby consent and submit to the jurisdiction of the state and federal courts in Dallas County, Texas in all questions and controversies arising out of this Agreement.

9.            Acknowledgments. By accepting the Stock Option, the Optionee agrees to be bound by, and agrees that the Stock Option is subject in all respects to, the terms of the Plan. The Optionee further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Optionee.

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Executed as of the 26th day of December, 2019.

Company:	THE MICHAELS COMPANIES, INC.

	By:	/s/ Mark Cosby
	Name:	Mark Cosby
	Title:	CEO

Optionee:	/s/ Ashley Buchanan
	Name:	Ashley Buchanan
Address:

[Signature Page to Non-Statutory Option Agreement]